Exhibit 22.1: 2004 Annual Report

2005 ANNUAL REPORT

ELECTRONIC SYSTEMS TECHNOLOGY, INC.
415 NORTH QUAY STREET, BUILDING B1
KENNEWICK, WA 99336

To Our Shareholders,

For Electronic Systems Technology, 2005 was a year of both consistency, as well as change. Total revenues for 2005 increasing to $2,460,406 compared to 2004 revenues of $2,440,133, representing the fourth consecutive record revenue year for the Company. Sales revenues for 2005 increased marginally to $2,417,700 from 2004 sales of $2,416,625. We had strong domestic sales revenues for 2005 in the Industrial Automation and Law Enforcement markets, however our foreign sales did not meet our expectations. Net Income for the year was $113,063 for 2005, or $0.02 per share, compared with the Net Income for 2004 of $174,820, or $0.03 per share. A result of increased operating expenses during 2005, in part due to the addition of a sales manager for domestic sales during 2005. In November, the Company moved from the facility we had occupied since 1990, into a larger location that will help meet our needs as the Company grows. Financially, the Company remains in a strong position, with a continuation of our policy of remaining free of long term debt.

We continued pursuit of our mission to be pioneers in wireless data communications. During 2005 we continued refinement and development of the ESTeem(r) 195E series products. The ESTeem(r) Model 195E series of products are multi-protocol, Ethernet based, nonlicensed radio frequency modems, which we intend to develop into several products that will employ different operating frequencies to meet new market opportunities.

In 2005, we continued marketing efforts by adding a sales manager for domestic markets to focus on this important sales segment, as well as maintaining participation in national and regional tradeshows. We will continue our marketing efforts in 2006 in addition with continued activity in the Latin American Industrial Automation marketplace.

I am confident that the foundation that we have built with our innovative products and commitment of our staff, that we will harvest benefits in the future and I encourage your optimism in Electronic Systems Technology.

Thank you to our shareholders, customers and employees for your ongoing support and confidence.

/s/ T.L. KIRCHNER

T.L. Kirchner
President

COMPANY PROFILE

Electronic Systems Technology, Inc. ("EST" or the "Company") specializes in the manufacturing and development of wireless modem products. The Company uses manufacturing, marketing, and research and development efforts to produce and market the Company’s line of ESTeem (tm) Wireless Modem products and accessories. The Company offers products, which provide innovative communication solutions for applications not served or underutilized by conventional communication systems. The Company’s products are offered in the process automation markets in commercial, industrial, and government arenas both domestically and internationally, as well as domestic markets for public safety communications infrastructure. The Company’s products are marketed through direct sales, sales representatives, and resellers.

The Company was incorporated in the State of Washington in February 1984, and was granted a United States Patent for the "Wireless Computer Modem" in May 1987, and Canadian patent in October 1988. During the past three years, the Company has continued product improvements and enhancements to incorporate continuing technological developments, and respond to customer needs and market opportunities. Development efforts during 2005 were focused on continued enhancement of the ESTeem 195E Ethernet based radio frequency modem and development of the increased output power ESTeem 192MHP modem. The Model 195E Series products are multi-protocol, Ethernet based, spread spectrum nonlicensed radio frequency modems, with a physically reduced "footprint" and higher RF data rates, up to 54 Megabits per second (Mbps), which the Company intends to develop into several products utilizing different frequency options for perceived market opportunities. The ESTeem 192MHP is a development of the high output power ESTeem 192CHP modem and is targeted at long physical distance public safety and Supervisory Control and Data Acquisition (SCADA) applications. In an effort to maintain and expand its customer base, with particular focus on the industrial control marketplace, the Company continues efforts to team with all major programmable logic controller (PLC) hardware vendors. During 2005, the Company continued marketing products for use in SCADA, Industrial Automation, Public Safety Communication and Government marketplaces.

PRODUCTS AND MARKETS

The Company’s ESTeem wireless modem product lines provide wireless communication links between computers, peripherals, and instrumentation controls using radio frequency waves. The proliferation of computer applications in business, industry and public service has created a dynamic environment of automation and networking, requiring constantly growing amounts of data transfer. Prior to the invention of the ESTeem modem, the majority of data transfers used telephone modems or direct cable connections, both of which have costly side effects. Telephone modems have a potentially expensive monthly charge for the use of telephone lines, and direct cable connections can have installation costs as much or more than the cost of the communication system. ESTeem wireless modem products provide a wireless solution for data transfer by eliminating the need for conventional hardwiring and leased phone lines.

All of the ESTeem models ("ESTeems") come with industry standard asynchronous or Ethernet communications ports, giving users new dimensions to "Local Area Networking". ESTeem modems work on a "packet burst" communications concept. Packet systems, whether hardwired or radio, share the same principle of operation: data is taken from RS-232C, RS-422, RS-485 asynchronous or Ethernet ports and transmitted in "Electronic Packets". Once a packet of data is formed, the packet is transmitted in a "burst," from one ESTeem modem to another ESTeem modem, hence the term "packet burst communications." Internal Digi-Repeater features allow the user to increase operating range by relaying transmission through multiple ESTeems to reach a destination ESTeem. An ESTeem can operate as an operating node, a repeater node, or both simultaneously, for added flexibility. Secure data communication is provided in the ESTeem products through use of proprietary technology and industry standard techniques.

PRODUCT APPLICATIONS

Some of the major applications and industries in which ESTeem products are being utilized are as follows:

Water and Waste Water Industry	Overhead Crane Control
Industrial Automation	Shop Floor Manufacturing
Remote Data Acquisition (SCADA)	Intra-Office/Building Computer Networking
Law Enforcement/Public Safety	Remote Internet Access

Power Utility	Federal
Oil/Gas Pipeline	Ground Mobile Communications
Material Handling	Ship to Shore Communications

PRODUCT LINES

Licensed Narrow Band Products

The Company’s licensed, narrow band "packet burst" radio modems are typically used for commercial, industrial, and public safety applications. Typical indoor and outdoor fixed base and mobile applications include point to point as well as point to multi-point digital data networking. The distance is dependent on the product chosen as shown in the table below. Employing the internal digi-repeater feature in each radio modem can increase the Line-of-Sight (LOS) distances shown below for each product type.

ESTeem Model	Type	Frequency (MHz)	RF Power (Watts)	RF Data Rate (bps)	LOS Range (Miles)	Interface
192C	Narrow Band Licensed	450 to 470	1 to 5	19.2 K	15	RS-232/422/485
192CHP	Narrow Band Licensed	450 to 470	10, 20, or 30	19.2 K	40-70	RS-232/422/485
192F	Narrow Band Licensed	400 to 420	1 to 5	19.2 K	15	RS-232/422/485
192M	Narrow Band Licensed	150 to 174	1 to 5	19.2 K	15	RS-232/422/485
192MHP	Narrow Band Licensed	150 to 174	10, 20, or 30	19.2 K	40-70	RS-232/422/485

Unlicensed Spread Spectrum Products

The Model 192S is a low cost unlicensed direct sequence spread spectrum transceiver for commercial and industrial applications operating in the 2.4 GHz spectrum. Typical indoor and outdoor applications include point to point and point to multi-point digital data networking for distances to approximately 10 miles line-of-sight without the use of the digi-repeater option.

ESTeem Model	Type	Frequency (MHz)	RF Power (Watts)	RF Data Rate (bps)	LOS Range (Miles)	Interface
192S	Unlicensed	2400	.5 or 1	171K	10	RS-232/422/485

Unlicensed Ethernet Spread Spectrum Products

The Company’s Ethernet radios are a high performance, direct sequence spread spectrum transceiver employing the industry standard, 10baseT, 802.11b/g Ethernet connectivity for commercial, industrial and public safety applications operating in the unlicensed 2.4 GHz spectrum with data transfer rates of up to 54 Mbps. Typical installations include data rate critical, point to point, point to multi-point, "last-mile" bridge data networking and mobile applications for distances of approximately 5 to 7 miles line-of-sight without the use of the digi-repeater option. The high data capability of these products allows them to be used in Video and Voice over Internet Protocol (VoIP) applications.

ESTeem Model	Type	Frequency (MHz)	RF Power (Watts)	RF Data Rate (bps)	LOS Range (Miles)	Interface (10baseT)
195Eg	Unlicensed	2400	1	54 M	5-7	Ethernet
192E	Unlicensed	2400	1	11 M	5-7	Ethernet
WLANC	Unlicensed	2400	0.2	11 M	300-3000 ft.	Ethernet

ADDITIONAL PRODUCTS AND SERVICES

The Company offers various accessories to support the ESTeem products. Accessories, such as antennas, power supplies and cable assemblies, are purchased from other manufacturers and resold by EST to support the application of ESTeem modems. The Company provides direct services to customers, such as repair and upgrade of ESTeem products. To assist in the application of ESTeem wireless modems, the Company also offers professional services, site survey testing, system start-up, and custom engineering services.

PRODUCT DEVELOPMENT

The Company’s products compete in an environment of rapidly changing technology. This environment results in the necessity of the Company to be continually updating and enhancing existing products, as well as developing new products in order to remain competitive. Research and Development expenditures for new product development and improvements of existing products by the Company for 2005 and 2004 were $280,052 and $306,949, respectively. None of the Company’s research and development expenses were paid directly by any of the Company’s customers. During 2005, the Company contracted and will continue to contract, with independent, nonaffiliated, engineering companies specializing in radio design and software development, when such expertise is required.

Development efforts during 2005 were on continued enhancement of the ESTeem 195E Ethernet based radio frequency modem and development of the increased output power ESTeem 192MHP modem. The Model 195E Series products are multi-protocol, Ethernet based, spread spectrum nonlicensed radio frequency modems, with a physically reduced "footprint" and higher RF data rates, up to 54 Megabits per second (Mbps), which the Company intends to develop into several products utilizing different frequency options for perceived market opportunities. The ESTeem 192MHP is a development of the high output power ESTeem 192CHP modem and is targeted at long physical distance public safety and SCADA applications and was placed into production during the first quarter of 2006. The Company plans continued research and development expenditures for development and improvement projects, as they are deemed necessary.

MARKETING STRATEGY

The majority of the Company’s products sold during 2005 were through the reselling efforts of non-exclusive, non-stocking distributors and resellers of the Company’s products, with the remainder of the Company’s sales distributed directly from the Company’s facility through direct sales to end-users of the ESTeem products. Customers generally place orders on an "as needed basis". Shipping of products is generally completed 1 to 15 working days after receipt of a customer order, with the exception of ongoing, scheduled projects, and custom designed equipment for specific customer applications.

During 2005, the Company continued advertisements in trade publications specifically targeted at users of control, instrumentation, and automation systems, as well as domestic public safety entities. The Company’s advertising targeted at users of control, instrumentation, and automation systems was focused primarily on potential users of Programmable Logic Controllers (PLCs). There are approximately twenty-five major PLC manufacturers worldwide. The Company has maintained active attendance at tradeshows targeted toward the customers and markets in which it sells products. During 2005, Company employed sales managers to concentrate marketing and sales efforts in both domestic and Latin American industrial automation, as well as Mobile Data Computers for public safety communication markets. During 2006, the Company intends to continue strategies targeting existing markets of industrial automation and Mobile Data Computers for public safety networks. The Company maintains an Internet web site to provide access to product and technical information for both present and potential customers of the Company’s products. Due to the variable configuration possibilities of the Company’s products, and existing reseller relationships, the Company has not implemented an electronic commerce internet website. The Company provides technical support and service for ESTeem products through phone support, field technicians and internet sources. The Company believes high quality customer support is necessary and vital to its business. To maintain a high level of customer support the Company has in the past, and will continue in the future, to make investments and expenditures in support of its customer service programs.

The Company’s competition varies according to the market in which the Company's products are competing. All of the markets in which the Company’s products are sold are highly competitive. Management believes the ESTeem products compete favorably in the market because of performance, price, and adaptability of the products to a wide range of applications. The Company's major limitation in competing with other manufacturers is its limited marketing budget, which currently limits the Company’s nationwide advertising and sales force presence.

MARKET INFORMATION FOR THE COMPANY’S COMMON STOCK

There is no established market for trading the Common Stock of the Company. The Common Stock is not regularly quoted in the automated quotation system of a registered securities system or association. The Common Stock of the Company is traded on the "over-the-counter" market and is listed on the OTC electronic bulletin board under the symbol of "ELST". The following table illustrates the average high/low price of the Common Stock for the last two (2) fiscal years. The "over-the-counter" quotations do not reflect inter-dealer prices, retail mark-ups, commissions or actual transactions.

	Bid		Ask
	High	Low	High	Low
Fiscal year ended December 31, 2005
First Quarter	0.80	0.65	0.83	0.65
Second Quarter	0.77	0.67	0.90	0.67
Third Quarter	0.73	0.52	0.76	0.52
Fourth Quarter	0.70	0.60	0.75	0.61

Fiscal year ended December 31, 2004
First Quarter	0.77	0.55	0.95	0.55
Second Quarter	1.05	0.70	1.25	0.70
Third Quarter	0.85	0.75	0.93	0.75
Fourth Quarter	0.85	0.75	1.01	0.75

The above data was compiled from information obtained from the OTC Bulletin Board system.

Electronic Systems Technology Inc. paid non-cumulative, cash distributions on July 13, 2005, July 14, 2004, July 9, 1999, July 9, 1998, and July 11, 1997, respectively, each equivalent to $0.01 per outstanding share. The Company also paid a non-cumulative cash distribution on July 16, 2003, equivalent to $0.015 per outstanding share. Dividends undertaken by the Company will be solely at the discretion of the Board of Directors.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s discussion and analysis is intended to be read in conjunction the Company’s audited financial statements the integral notes thereto. The following statements may be forward-looking in nature and actual results may differ materially.

RESULTS OF OPERATIONS

GENERAL: The Company specializes in the manufacturing and development of wireless modem products. The Company offers a product line which provide innovative communication solutions for applications not served by existing conventional communication systems. The Company offers product lines in markets for process automation in commercial, industrial and government arenas domestically, as well as internationally, and domestically to public safety entities for mobile data computer terminal (MDC) applications. The Company markets its products through direct sales, sales representatives, and domestic, as well as foreign, resellers. Operations of the Company are sustained solely from revenues received through sales of its products and services.

FISCAL YEAR 2005 vs. FISCAL YEAR 2004

GROSS REVENUES: Total revenues for the fiscal year 2005 were $2,460,506 reflecting a 1% increase from $2,440,133 gross revenues for fiscal year 2004. The increase in total revenues is the result of increased interest revenues and a small increase in product sales revenues during 2005. Product sales increased to $2,417,700 in 2005, as compared to 2004 sales of $2,416,625. Management believes the small increase in sales revenues were the result of increases in domestic industrial automation and MDC sales, but these increases were countered by lower than expected foreign sales. Management believes that the lack of growth for domestic and foreign industrial automation revenues is the result of continued product and price competition in the industrial automation market. For 2006, the Company plans to continue strategies targeting existing markets of industrial controls and MDC applications, and to restructure the activities of the Company’s sales managers for increased coverage and exposure for the domestic industrial automation market. Though Management plans to implement these strategies, sustaining or increasing sales revenues for 2006 cannot be guaranteed due to the highly competitive markets in which the Company’s products and services are marketed.

Interest revenues increased to $42,806 from 2004 levels of $23,508 due to increased rates of return received on the Company’s investments.

OPERATING SEGMENTS

Segment information is prepared on the same basis that the Company’s Management reviews financial information for operational decision-making purposes. The Company’s operating segment information is contained in "Financial Statements, Notes to Financial Statements, Note 13 – Segment Reporting".

Domestic Revenues

The Company’s domestic operations represent 81% of the Company’s total net revenues. Domestic operations sell ESTeem modem products, accessories and service primarily through domestic resellers, as well as directly to end users of the Company’s products. Domestic revenues increased to $2,001,143 for the year ended 2005, compared to $1,932,642 for the year ended 2004, reflecting an increase of 3%. This slight increase is attributable to increased sales in both the industrial automation and MDC marketplaces during 2005. Management believes that the reduced growth for domestic revenues is the result of continued product and price competition in the industrial automation market. During 2005, a majority of the Company's domestic product sales were employed in industrial automation applications.

An example of an industrial automation application is a municipal water treatment operation, which employs the ESTeem modem to transmit industrial control information to and from control room areas via a wireless communications infrastructure. It is the opinion of Management that industrial automation applications will continue to provide the largest portion of the Company's revenues in the foreseeable future. The Company’s domestic sales were augmented by sales of the Company’s products for MDC systems to public entities, which accounted for 21% of the Company’s domestic sales during 2005. An example of an MDC system for a public entity is a local area network (LAN), between police department computer dispatch centers and individual police vehicles. Management believes funding of MDC projects on local, state and federal levels cannot be guaranteed and therefore MDC projects involving the Company’s products become very difficult to predict.

In 2005, products purchased by U.S. Government agencies or by U.S. Government contractors amounted to $45,384 or 2% of gross sales revenues as compared with 2004 levels of $16,432 or 1% of gross product and service revenues. Products purchased by the U.S. Government or U.S. Government contractors during 2005 were used primarily for airport lighting and material handling applications. Management believes U.S. Government sales will remain low during 2006 due to a lack of U.S. Government funding for programs using the Company’s products.

Domestic segment operating income decreased to $225,967 for 2005 as compared with $261,378 for 2004 due to increased operating expenses for the segment resulting from the addition of a domestic sales manager during 2005.

Foreign Revenues

The Company’s foreign operating segment represents 19% of the Company’s total net revenues. The foreign operating segment is based wholly in the United States and maintains no assets outside of the United States. The foreign operating segment sells ESTeem modem products, accessories and service primarily through foreign resellers, as well as directly to end customers of the Company’s products located outside the United States.

During 2005, the Company had $459,363 in foreign export sales, amounting to 19% of gross revenues for the year, compared with foreign export sales of $507,491 or 21% of gross revenues for 2004. Foreign revenues decreased to $459,363 for the year ended 2005, compared to $507,491 for the year ended 2004, reflecting a decrease of 9%. This decrease is attributable to reduced sales revenues in Ecuador, Brazil, Jordan and Taiwan when compared with the same period of 2004, which had strong sales for these countries. Products purchased by foreign customers were used primarily in industrial automation applications. Management believes the majority of foreign export sales are the results of the Company’s Latin American sales staff, EST foreign reseller activity, and the Company’s internet website presence.

Operating income for the foreign segment decreased to $169,632 for 2005 as compared with $220,238 for 2004 due to decreased sales revenues and increased operating expenses for the segment resulting from travel expenses related to marketing support of foreign sales during 2005.

Unallocated Corporate

Unallocated corporate expenses relate to functions, such as accounting, corporate management and administration, that support but are not attributable to the Company’s domestic or foreign operating segments, include salaries, wages and other expenses related to the performance of these support functions. Unallocated corporate expenses decreased slightly during 2005 to $220,842 as compared with $221,490 for 2004, and represented expense to total net revenues percentage of 9% for both 2004 and 2005.

As of December 31, 2005, the Company had a backlog of $193,165 in sales orders. The Company’s customers generally place orders on an "as needed basis". Shipment for the Company’s products is generally completed within 1 to 15 working days after receipt of customer orders, with the exception of ongoing, scheduled projects, and custom designed equipment for specific customer applications.

COST OF SALES: Cost of Sales, as a percentage of gross sales, was 46% and 45% respectively, for 2005 and 2004. Cost of Sales variances are the result of the product mix sold, as well as the price discounting structure for the mix of products sold during the period.

INVENTORY: The Company's year-end inventory values for 2005 and 2004 were as follows:

	2005	2004
Parts	$293,077	$248,433
Work in Progress	14,518	104,488
Finished goods	177,662	252,238
TOTAL	$485,257	$605,159

The Company's objective is to maintain inventory levels as low as possible to provide maximum cash liquidity, while at the same time, meet production and delivery requirements. Approximately 10% of the Company’s inventory at December 31, 2005 consisted of parts having lead times ranging from 12 to 16 weeks. Some parts are maintained at high levels to assure availability to meet production requirements, and accordingly, account for a significant portion of the Company’s inventory value. Based on past experience with component availability, distributor relationships, and inventory levels, the Company does not foresee shortages of materials used in production. However, developments in the electronic component marketplace, involving components used by the Company which are also used in cellular phones, pagers and other personal technology devices, have the potential of creating negative availability and delivery issues for components used by the Company. The Company has been able to procure parts on a timely basis as of the date of this report, however procurement cannot be guaranteed in the future. If shortages were to occur, material interruption of production and product delivery to customers could occur. Inventory levels decreased between December 31, 2004 and December 31, 2005, due to timing differences in material purchasing and sales cycles when compared with the same period of 2004.

OPERATING EXPENSES: Operating expenses increased to $1,140,174 in 2005, from 2004 levels of $1,089,396. Material changes in expenses are comprised of the following components: Advertising decreased from 2004 levels of $17,160 to $12,679 due to timing differences in trade publication advertising when compared with 2004. Bad debt expense increased to $5,116 during 2005 as compared to none during 2004. Sales Commissions increased to $5,291 in 2005 due to increased commissions paid to third parties under one-time finders fee agreements for various projects. Depreciation expense increased during 2005 to $71,031 from 2004 levels of $65,370 due to the Company’s increased depreciable assets when compared with 2004. Supplies and materials expense decreased to $25,789 for 2005 from 2004 levels of $31,920 due to decreased supplies usage as the development cycle of the ESTeem 195E changed during 2005. Professional services increased to $100,785 from 2004 levels of $96,039 due to subcontracted software development and engineering expertise employed by the Company, as well as increased audit and legal consultation fees paid during 2005. Rent and Utilities expense increase to $44,072 during 2005 as compared with $39,170 during 2004 due to the Company moving to a larger leased facility during the fourth quarter of 2005. Repairs and maintenance expense decreased to $16,435 during 2005 as compared with $24,774 during 2004 due to decreased repairs and updates for test equipment and computer systems. Telephone expenses increased during 2005 to $15,161 as compared to $12,845 during 2004 due to the addition of a domestic sales manager during 2005. Travel expenses increased to $119,278 for 2005, compared to $91,879 for 2004, due to increased travel related to the activities for the Company’s additional sales manager and foreign sales activity during 2005. Salaries, benefits and related taxes, increased to $1,030,027 in 2005, from 2004 levels of $986,731, due to wages paid to an additional Company employee during 2005, and increased health insurance costs when compared with 2004.

FISCAL YEAR 2004 vs. FISCAL YEAR 2003

GROSS REVENUES: Total revenues for the fiscal year 2004 were $2,440,133 reflecting an 9% increase from $2,244,047 gross revenues for fiscal year 2003. The increase in total revenues is the result of increased product sales revenues in the domestic MDC, and foreign industrial automation market segments during 2004. Product sales increased to $2,416,625 in 2004, as compared to 2003 sales of $2,209,841. Management believes the increase in sales revenues for the particular market segments were the result of continued marketing efforts on the part of the Company, specifically efforts by the Company’s MDC and Latin American sales managers. During 2004 sales revenues for the domestic industrial automation market were consistent with 2003 results. Management believes that the lack of growth for domestic industrial automation revenues is the result of increased product and price competition in the domestic industrial automation market when compared with 2003. Interest revenues decreased to $23,508 from 2003 levels of $34,206 due to decreased rates of return received on the Company’s investments.

OPERATING SEGMENTS

The Company’s operating segment information is contained in "Financial Statements, Notes to Financial Statements, Note 13 – Segment Reporting".

Domestic Revenues

The Company’s domestic operations represented 79% of the Company’s total net revenues during 2004. Domestic operations sell ESTeem modem products, accessories and service primarily through domestic resellers, as well as directly to end users of the Company’s products. Domestic revenues increased to $1,932,642 for the year ended 2004, compared to $1,890,472 for the year ended 2003, reflecting an increase of 2%. For the year ended December 31, 2004, a majority of the Company's domestic product sales were employed in industrial automation applications. During 2004 sales revenues for the domestic industrial automation market were consistent with 2003 results. Management believes that the lack of growth for domestic industrial automation revenues is the result of increased product and price competition in the domestic industrial automation market when compared with 2003. It is the opinion of Management that industrial automation applications will continue to provide the largest portion of the Company's revenues in the foreseeable future. The Company’s domestic sales were augmented by sales of the Company’s products for MDC systems to public entities, which accounted for 22% of the Company’s domestic sales during 2004. Management believes funding of MDC projects on a local, state and federal level, cannot be guaranteed and therefore MDC projects involving the Company’s products become very difficult to predict.

In 2004, products purchased by U.S. Government agencies or by U.S. Government contractors amounted to $16,432 or less than 1%, of gross product and service revenues as compared with 2003 levels of $19,828 or 1% of gross product and service revenues. Products purchased by the U.S. Government or U.S. Government contractors during 2004 were used primarily for airport lighting applications. The level U.S. Government sales revenue reflects a continuing trend of low U.S. Government Sales.

Domestic segment operating income decreased to $261,378 for 2004 as compared with $312,889 for 2003 due to increased operating expenses for the segment including salaries and wages, depreciation and research and development related professional services when compared with 2003.

Foreign Revenues

The Company’s foreign operating segment represents 21% of the Company’s total net revenues. During 2004, the Company had $507,491 in foreign export sales, amounting to 21% of gross revenues for the year, compared with foreign export sales of $353,575 or 16% of gross revenues for 2003. The increase in foreign sales was due to increased sales volumes for industrial automation projects in Canada and Latin America, when compared with 2003. Products purchased by foreign customers were used primarily in industrial automation applications. Management believes the majority of foreign export sales were the results of the Company’s Latin American sales manager, EST foreign distributor efforts, and the Company’s internet website presence.

Operating income for the foreign segment increased to $220,238 for 2004 as compared with $99,444 for 2003 due to increased sales revenues for the segment resulting from strong sales for industrial automation projects in Canada and Latin America when compared with 2003.

Unallocated Corporate

Unallocated corporate expenses relate to functions, such as accounting, corporate management and administration, that support but are not attributable to the Company’s domestic or foreign operating segments and include salaries, wages and other expenses related to the performance of these support functions. Unallocated corporate expenses decreased during 2004 to $221,490 as compared with $238,432 for 2003, due primarily to a decrease in profit sharing bonus paid by the Company when compared with 2003. Unallocated corporate expense represented an expense to total net revenue percentage of 9% for 2004 as compared with 11% for 2003.

OPERATING EXPENSES: Operating expenses increased to $1,089,396 in 2004, from 2003 levels of $1,006,674. Material changes in expenses are comprised of the following components: Sales Commissions decreased to $6,706 in 2004 from 2003 levels of $22,147 due to decreased commissions paid to Indian resellers of the Company’s products during 2004, when compared with 2003. Depreciation expense increased during 2004 to $65,370 from 2003 levels of $49,207 due to the Company’s increased depreciable assets when compared with 2003. Supplies and materials expense increased to $31,920 for 2004 from 2003 levels of $17,639 due to increased supplies used in the development process of the ESTeem 195E. Professional services increased to $96,039 from 2003 levels of $67,112 due to increased subcontracted software development and engineering expertise employed during the development of the ESTeem 195E. Repairs and maintenance expense increased to $24,774 during 2004 as compared with $15,912 during 2003 due to increased repairs and updates needed for test equipment and computer systems. Travel expenses increased to $91,879 for 2004, compared to $83,498 for 2003, due to increased marketing and engineering related travel expenses during 2004. Salaries, benefits and related taxes increased to $986,731 in 2004, from 2003 levels of $933,342, due to increased wages paid to Company employees during 2004 when compared with 2003. The Company did not incur any bad debt expense during 2004 as compared with $3,047 during 2003.

LIQUIDITY AND CAPITAL RESOURCES

The Company’s revenues and expenses resulted in net income of $113,063 for 2005, decreased from net income of $174,820 for 2004. The decrease in net income is the result of increased operating expenses during 2005, when compared with 2004. At December 31, 2005, the Company's working capital was $2,588,752 compared with $2,498,881 at December 31, 2004. The Company’s operations rely solely on the income generated from sales. The Company's major capital resource requirements are maintaining inventory levels adequate for production and payment of employee salaries and benefits. Extended availability for components critical for production of the Company’s products, ranging from 12 to 16 weeks, require the Company to maintain high inventory levels. It is Management’s opinion that the Company’s working capital as of December 31, 2005 is adequate for expected resource requirements for the next twelve months.

The Company's current asset to current liability ratio at December 31, 2005 was 15.7:1 compared to 13:1 at December 31, 2004. The increase in current asset ratio is the result of decreased accounts payable and accrued payroll liability at year-end 2005, when compared with 2004.

The Company's cash resources at December 31, 2005, including cash and cash equivalent liquid assets, were $651,265, compared to cash resources of $488,480 at year-end 2004. The increase in cash resources is the result of timing differences in accounts receivable collection cycles, as well as the Company having increased money market holdings when compared with year-end 2004. The Company maintains a brokerage account comprised of marketable securities investments, which is managed by a third-party investment management firm. As of December 31, 2005, the Company’s investments were valued at $1,370,642. At year-end 2005, certain components of investments held by the Company, if sold as of December 31, 2005, would have presented a realized loss, net of tax of $5,905. A net unrealized loss on marketable securities in the amount of $17,017 has been recognized as an accumulated other comprehensive loss for the year ended December 31, 2005. The contingency is shown in the Statement of Comprehensive Income (Loss) in the Company’s Financial Statements for December 31, 2005.

As of January 1, 2005, the Company entered into a 39-month agreement with Netsuite Inc. to provide the Company’s customer relationship management and accounting software and related network infrastructure services. The current portion of the prepaid Netsuite Inc. services as of December 31, 2005, is reflected in prepaid expenses and amounted to $18,104. The long-term portion of the prepaid Netsuite Inc. services as of December 31, 2005 is reflected in "other assets" in the Company’s Balance Sheets.

The Company's trade accounts receivable, adjusted for allowance for uncollectible accounts, at December 31, 2005, were $222,982, compared to $257,080 at year-end 2004. The decrease is the result of sales and collection timing differences between December 31, 2005 and December 31, 2004. Management believes that all of the Company’s accounts receivable as of December 31, 2005 are collectible.

The Company believes the level of risk associated with customer receipts on export sales is minimal. Foreign shipments are made only after payment has been received, irrevocable letter of credit terms have been pre-arranged, or on Net 30 day credit terms to established foreign companies with which the Company has distributor relationships. Foreign orders are generally filled as soon as they are received therefore, foreign exchange rate fluctuations do not impact the Company.

Inventory level as of December 31, 2005, was $485,257, reflecting a decrease from December 31, 2004, levels of $605,159. The decrease in inventory between December 31, 2004 and December 31, 2005, is due to timing differences in material purchasing and sales cycles when compared with the same period of 2004.

The Company had capital expenditures during 2005 of $18,067 primarily for production related test equipment and computer system upgrades. The Company intends on investing in additional capital equipment as deemed necessary to support development and manufacture of current and future products. As of December 31, 2005, the Company's current liabilities were $176,137, decreased from 2004 year-end levels of $209,035. The decrease is due to reduced levels of accounts payable and accrued payroll liabilities when compared with year-end 2004.

Inflation had minimal adverse effect on the Company’s operations during 2005. Minimal adverse affect is anticipated during 2006.

FORWARD LOOKING STATEMENTS: The above discussion may contain forward-looking statements that involve a number of risks and uncertainties. In addition to the factors discussed above, among other factors that could cause actual results to differ materially are the following: competitive factors such as rival wireless architectures and price pressures; availability of third party component products at reasonable prices; inventory risks due to shifts in market demand and/or price erosion of purchased components; change in product mix, and risk factors that are listed in the Company’s reports and registrations statements filed with the Securities and Exchange Commission.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

FINANCIAL STATEMENTS
AND
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

TABLE OF CONTENTS

Page

Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Balance Sheets	2

Statements of Income	3

Statements of Comprehensive Income	4

Statements of Changes in Stockholders’ Equity	5

Statements of Cash Flows	6-7

Notes to Financial Statements	8-23

Supplemental Schedules of Operating Expenses	24

Supplemental Schedules of Selected Financial Data	25

Moe O’Shaughnessy & Associates, P.S.
Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Electronic Systems Technology, Inc.
415 N. Quay - Bldg. B-1
Kennewick, WA 99336

We have audited the accompanying balance sheets of Electronic Systems Technology, Inc., as of December 31, 2005 and 2004, and the related statements of income, comprehensive income, stockholder' equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control over financial reporting. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Electronic Systems Technology, Inc., as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of operating expenses and selected financial data are presented for purposes of additional analyses and are not a required part of the basic financial statements. Such supplemental schedules have been subjected to the auditing procedures applied in the examination of the basic financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ MOE O’SHAUGHNESSY & ASSOCIATES, P.S.

February 10, 2006

427 W. Sinto Avenue, Ste 200, Spokane, Washington 99201
Phone (509) 325-4900 Fax (509) 325-9345 E-mail moaps@qwest.net

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

BALANCE SHEETS

DECEMBER 31, 2005 AND 2004

ASSETS

CURRENT ASSETS	2005	2004
Cash	$11,100	$11,100
Money market investment	640,165	477,380
Certificates of deposit	449,613	--
Available-for-sale investments	921,029	1,344,619
Accounts receivable, net of allowance for doubtful
accounts of $1,685 at 2005 and $1,884 at 2004	222,982	257,080
Inventory	485,257	605,159
Prepaid insurance	9,281	9,878
Prepaid expenses	22,704	2,700
Accrued Interest	2,758	-
Total Current Assets	2,764,889	2,707,916

PROPERTY AND EQUIPMENT - NET	184,025	253,456

OTHER ASSETS – NET	25,067	4,624

DEFERRED INCOME TAX BENEFIT	20,600	17,300
	$2,994,581	$2,983,296

(continued)

See Notes to Financial Statements

LIABILITIES AND STOCKHOLDERS’ EQUITY

	2005	2004
CURRENT LIABILITIES
Accounts payable	$ 41,377	$ 96,949
Refundable deposits	72	3,630
Accrued payroll	22,855	37,113
Accrued payroll and other taxes	7,569	9,467
Accrued vacation pay	23,685	22,675
Income tax payable	80,579	39,201
Total Current Liabilities	176,137	209,035

DEFERRED INCOME TAXES	59,300	75,500

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY
Common stock - $.001 par value 50,000,000 shares authorized, 5,148,667 issued and outstanding	5,149	5,149
Additional paid-in capital	966,184	966,184
Retained earnings	1,804,828	1,743,252
Accumulated other comprehensive loss	(17,017)	(15,824)
	2,759,144	2,698,761
	$2,994,581	$2,983,296

See Notes to Financial Statements

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

	2005	2004	2003
SALES - NET	$2,417,700	$2,416,625	$2,209,841

COST OF SALES	1,112,683	1,083,848	1,051,397

GROSS PROFIT	1,305,017	1,332,777	1,158,444

OPERATING EXPENSES	1,140,174	1,089,396	1,006,674

OPERATING INCOME	164,843	243,381	151,770

OTHER INCOME
Interest income	42,806	23,508	34,206
Other income (expense)	(32,892)	(6,763)	(12,075)
	9,914	16,745	22,131
INCOME BEFORE INCOME TAXES	174,757	260,126	173,901
PROVISION FOR FEDERAL INCOME TAXES	61,694	85,306	50,895
NET INCOME	$ 113,063	$ 174,820	$ 123,006

BASIC EARNINGS PER SHARE	$ 0.02	$ 0.03	$ 0.02
DILUTED EARNINGS PER SHARE	$ 0.02	$ 0.03	$ 0.02

See Notes to Financial Statements

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

	2005	2004	2003
NET INCOME	$ 113,063	$ 174,820	$ 123,006

OTHER COMPREHENSIVE LOSS:
Unrealized loss on securities arising during the period	(8,948)	(9,622)	(8,280)
Income tax benefit related to other comprehensive loss	3,043	3,272	2,815
Other comprehensive loss, net	(5,905)	(6,350)	(5,465)
COMPREHENSIVE INCOME	$ 107,158	$ 168,470	$ 117,541

See Notes to Financial Statements

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

	Common Stock		Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
	Shares	Amount
BALANCE AT JANUARY 1, 2003	5,098,667	$ 5,099	$945,734	$1,572,893	$ (4,182)	$2,519,544
COMPREHENSIVE INCOME:
Net income December 31, 2003	-	-	-	123,006	-	123,006
Unrealized loss on securities - net	-	-	-	-	(5,465)	(5,465)
Less reclassification adjustment included in net income	-	-	-	-	173	173
CASH DIVIDEND	-	-	-	(76,480)	-	(76,480)
	5,098,667	5,099	945,734	1,619,419	(9,474)	2,560,778
STOCK OPTIONS EXERCISED	50,000	50	20,450	-	-	20,500
COMPREHENSIVE INCOME:
Net income December 31, 2004	-	-	-	1,74,820	-	1,74,820
Unrealized loss on securities - net	-	-	-	-	(6,350)	(6,350)
CASH DIVIDEND	-	-	-	(50,987)	-	(50,987)
	$5,148,667	$5,149	$966,184	$1,743,22	(15,824)	$2,698,761
COMPREHENSIVE INCOME:
Net income	-	-	-	113,063	-	113,063
Unrealized loss on securities - net	-	-	-	-	(5,905)	(5,905)
Less reclassification adjustment included in net income	-	-	-	-	4,712	4,712
CASH DIVIDEND	-	-	-	(51,487)	-	(51,487)
BALANCE AT DECEMBER 31, 2005	$5,148,667	$5,149	$966,184	$1,804,88	$(17,017)	$2,759,144

See Notes to Financial Statements

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (Loss)	$113,063	$ 174,820	$ 123,006
Noncash expenses included in income:
Depreciation	71,031	65,370	49,207
Amortization	2,851	4,257	4,404
Allowance for doubtful accounts	(199)	(269)	869
Deferred income taxes	(19,500)	13,400	23,600
Loss on disposition of assets	16,468	3	1,245
Realized loss on sale of investments	7,140	-	2,334
Decrease (increase) in current assets:
Accounts receivable, net	34,297	28,161	16,428
Inventory	119,902	(93,187)	57,452
Other current assets	(22,165)	(620)	(935)
Prepaid federal income tax	-	29,433	(29,433)
Increase (decrease) in current liabilities:
Accounts payable and other current liabilities	(74,276)	(32,677)	114,878
Federal income taxes payable	41,993	42,473	(101,866)
Net Cash From Operating Activities	290,605	231,164	261,189

CASH FLOWS FROM INVESTING ACTIVITIES:
Deposits and long term prepaids	(23,294)	18,605	(1,483)
Purchase of investments	(990,000)	(12,750)	(817,843)
Proceeds from sale of investments	955,028	-	803,666
Additions to property and equipment	(18,067)	(96,155)	(113,943)
Net Cash From Investing Activities	(76,333)	(90,300)	(129,603)

CASH FLOWS FROM FINANCING ACTIVITIES:
Stock options exercised	-	20,500	-
Cash dividend	(51,487)	(50,987)	(76,480)
Net Cash From Financing Activities	$ (51,487)	$ (30,487)	$ (76,480)
(Continued)

See Notes to Financial Statements

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

	2005	2004	2003
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	$ 162,785	$110,377	$55,106

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	488,480	378,103	322,997

CASH AND CASH EQUIVALENTS AT END OF YEAR	$ 651,265	$ 488,480	$ 378,103

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Income taxes	$ 39,201	$ -	$ 158,594

Cash and cash equivalents:
Cash	$ 11,100	$ 11,100	$ 11,100
Money market	640,165	477,380	367,003
	$ 651,265	$ 488,480	$ 378,103
(Concluded)

See Notes to Financial Statements

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

Business Organization

The Company was incorporated under the laws of the State of Washington on February 10, 1984, primarily to develop, produce, sell and distribute wireless modems that will allow communication between peripherals via radio frequency waves. On November 12, 1984, the Company sold 3,000,000 shares of its unissued common stock to the public at an offering price of $.30 per share, arbitrarily determined by the underwriter.

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Estimates used in the accompanying financial statements include allowance for uncollectible accounts receivable, inventory obsolescence, useful lives of depreciable assets, and deferred income taxes. Actual results could differ from those estimates.

Concentrations of Credit Risks

Financial instruments that potentially subject the Company to credit risk consist of cash and customer receivables.

The Company places its cash with one major financial institution. During the period, the Company had cash balances that were in excess of federally insured limits.

The Company's customers, to which trade credit terms are extended, consist of United States and local governments and foreign and domestic companies.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

Revenue Recognition

The Company recognizes revenue from product sales when the goods are shipped or delivered and title and risk of loss pass to the customer. Provision for certain sales incentives and discounts to customers are accounted for as reductions in sales in the period the related sales are recorded. Products sold to foreign customers are shipped after payment is received in U.S. funds, unless an established distributor relationship exists or the customer is a foreign branch of a U.S. company.

Revenues from site support and engineering services are recognized as the Company performs the services. Amounts billed and collected before the services are performed are included in deferred revenues. Occasionally, contracts will contain performance milestones or the Company will recognize revenue based on proportional performance. For these contracts, the Company may recognize revenue upon completion of a substantive milestone, or in proportion to costs incurred.

Due to the specialized nature of the products sold, the Company does not generally sell its products with the right of return; therefore returns are reported when they occur.

The Company warrants its products as free of manufacturing defects and provides a refund of the purchase price, repair or replacement of the product for a period of one year from the date of installation by the first user/customer. No allowance for estimated warranty repairs or product returns has been recorded.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

Financial Instruments

The Company's financial instruments are cash and cash equivalents, accounts receivable and accounts payable. The recorded values of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values based on their short-term nature.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash, certificates of deposit, money market accounts and investment grade commercial grade paper that is readily convertible into cash and purchased with original maturities of three months or less.

Allowance for Uncollectible Accounts

The Company uses the allowance method to account for uncollectible accounts receivable. Accounts receivable is presented net of an allowance for doubtful accounts of $1,685 and $1,884 as of December 31, 2005 and 2004, respectively. The Company's policy for writing off past due accounts receivable is based on the amount, time past due, and response received from the subject customer.

Inventory

Inventories are stated at lower of cost or market. Cost is determined on an average cost basis that approximates the first-in, first-out (FIFO) method. Market is determined based on net realizable value and consideration is given to obsolescence.

Patent Costs

Expenses incurred in connection with the patent have been capitalized and are being amortized over 17 years.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

Property and Equipment

Property and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The useful life of property and equipment for purposes of computing depreciation is five to seven years. The Company periodically reviews its long-lived assets for impairment and, upon indication that the carrying value of such assets may not be recoverable, recognizes an impairment loss by a charge against current operations.

Investments

The Company classifies its marketable equity securities into trading or available-for-sale categories. Marketable securities that are held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value, with unrealized gains and losses recognized in earnings. Marketable equity securities classified as available-for-sale are carried at fair market value, with the unrealized gains and losses, net of tax, included in the determination of comprehensive income and reported in the stockholder' equity.

The fair value of substantially all securities is determined by quoted market prices. Gains or losses on securities sold are based on the specific identification method.

Available-for-sale investments consist of bond funds purchased at a cost of $946,424, with a fair market value of $921,029, at December 31, 2005. The net unrealized loss in the amount of $25,395 has been in a loss position more than twelve months and has been charged to accumulated other comprehensive loss for the year ended December 31, 2005.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

The unrealized losses on the Company's investments in bond funds were caused by interest rate increases, changes in the performance of the banking industry, and fluctuation in foreign securities prices. Because the Company has the ability and intent to hold these investments until a recovery of fair value, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2005.

Certificates of deposit with original maturities ranging from over three months to five months were purchased for $450,000, with a fair market value of $449,613, at December 31, 2005. The net unrealized loss of $387 has been charged to other comprehensive loss for the year ended December 31, 2005.

Capitalized Software Costs

Capitalized software costs consist of costs to purchase and develop software. The Company capitalizes the costs of creating a software product to be sold, leased or otherwise marketed, for which technological feasibility has been established. Amortization of the software product, on a product-by-product basis, begins on the date the product is available for distribution to customers and continues over the estimated revenue-producing life, not to exceed five years.

Income Taxes

The provision for income taxes is computed on the pretax income (loss) based on the current tax law. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

Research and Development

Research and development costs are expensed as incurred. Research and development expenditures for new product development and improvements of existing products by the Company for 2005, 2004, and 2003, were $280,052, $306,949, and $239,446, respectively.

Advertising Costs

Costs incurred for producing and communicating advertising are expensed when incurred. Advertising costs for the years ended December 31, 2005, 2004, and 2003, were $12,679, $17,160, and $18,306, respectively.

Comprehensive Income

Comprehensive income consists of net income and unrealized losses on marketable equity investments.

Reclassifications

Certain reclassifications have been made to the prior year' financial statements to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations or retained earnings.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

New Accounting Standards

In November 2004, the FASB issued Statement No. 151, Inventory Costs, an Amendment of ARB No. 43, Chapter 4" (ASFAS 151"), to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current period charges. The provisions of SFAS 151 are effective for fiscal years beginning after June 15, 2005. The Company does not believe that the adoption of SFAS 151 will have a material impact on the financial statements.

In December 2004, the FASB issued Statement No. 153, Exchanges of Nonmonetary Assets, an Amendment of APB Opinion No. 29" (ASFAS 153"), to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The provisions of SFAS 153 are effective for fiscal years beginning after June 15, 2005. The Company does not believe that the adoption of SFAS 153 will have a material impact on the financial statements.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

In December 2004, the FASB issued SFAS 123R, a revision of SFAS 123. SFAS 123R will require the Company to, among other things, measure all employee-based compensation awards using a fair value method and record the expense in the financial statements. The provisions of SFAS 123R, as amended by SEC Staff Accounting Bulletin No. 107, AShare-Based Payment,@ are effective as of the beginning of the next fiscal year after December 15, 2005. The Company will adopt the new requirements using the modified prospective transition method in its first fiscal quarter of 2006, which ends March 31, 2006. In addition to the recognition of expense in the financial statements, under SFAS 123R, any excess tax benefits received upon exercise of options will be presented as a financing activity inflow rather than as an adjustment of operating activity as currently presented. Based on its current analysis and information, management has determined that the impact of adopting SFAS 123R will result in a material reduction of net earnings and diluted earnings per share.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections ("SFAS 154"), requiring retrospective application to prior-period financial statements of changes in accounting principles and redefines "restatement" as the revising of previously issued financial statements to reflect the correction of an error. The provisions of SFAS 154 are effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not believe that the adoption of SFAS 154 will have a material impact on the financial statements.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

2. Inventories

Inventories consisted of the following:
	2005	2004
Parts	$293,077	$248,433
Work in progress	14,518	104,488
Finished goods	177,662	252,238
	$485,257	$605,159

3. Property and Equipment

Property and equipment consisted of the following:
	2005	2004
Leasehold improvements	$ -	$ 13,544
Laboratory equipment	478,715	575,026
Furniture and fixtures	16,503	16,826
Dies and molds	103,418	124,245
	598,636	729,641
Accumulated depreciation	(414,611)	(476,185)
	$184,025	$253,456

4. Other Assets

Other assets consisted of the following:

	2005	2004
Patent costs	$ 1,850	$ 1,850
Software costs	86,330	86,330
	88,180	88,180
Accumulated amortization	(86,747)	(83,896)
	1,433	4,284
Deposits	340	340
Prepaid expense - long term	23,294	-
	$ 25,067	$ 4,624

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

5. Provision (Benefit) For Income Taxes

The Company uses the asset and liability approach in accounting for income taxes.

The provision for federal income taxes consisted of:

	2005	2004	2003
Current	$80,579	$68,634	$24,567
Deferred	(18,885)	16,672	26,328
Provision for federal income taxes	$61,694	$85,306	$50,895

The components of the net deferred tax (assets) liability at December 31, were as follows:
	2005	2004	2003
Depreciation	$59,300	$75,500	$59,400
Unallowable deductions	(20,600)	(17,300)	(14,600)
	$38,700	$58,200	$44,800

The differences between the provision for income taxes and income taxes computed using the U.S. federal income tax rate were as follows:
	2005	2004	2003
Amount computed using the statutory rate	$80,579	$68,634	$24,567
Increase(decrease) in deferred tax (assets) liabilities	(19,500)	13,400	23,600
Income tax benefit - unrealized loss on securities	3,043	3,272	2,815
Decrease in deferred tax asset - reclassification adjustment accumulated other comprehensive loss	(2,428)	-	(87)
Provision for federal income taxes	$61,694	$85,306	$50,895

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

6. Profit Sharing Salary Deferral 401-K Plan

The Company sponsors a Profit Sharing Plan and Salary Deferral 401-K plan and trust. All employees over the age of twenty-one are eligible. The Company is not making contributions under the current plan agreement. However, on or at January 1, 2006, the Company adopted a four percent salary matching provision.

7. Stock Options

The Company grants stock options to individual employees and directors with three years continuous tenure. After termination of employment, stock options may be exercised within ninety days.

A summary of option activity follows:
	Options Outstanding
	Number Outstanding	Weighted-Average Exercise Price Per Share
Balance at 12/31/02	535,000	$1.25
Granted	180,000	0.40
Exercised	-	-
Canceled	(185,000)	2.81
Balance at 12/31/03	530,000	0.42
Granted	195,000	0.80
Exercised	(50,000)	0.41
Canceled	(170,000)	0.44
Balance at 12/31/04	505,000	0.56
Granted	195,000	0.78
Exercised	-	-
Canceled	(155,000)	0.40
Balance at 12/31/05	545,000	0.68

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

7. Stock Options - (Continued)

The option price range for years ending December 31, 2005 through 2003 is: 2005, $0.80 to $0.42; 2004, $0.80 to $0.42; 2003, $0.40 to $0.44. The option price range for exercised shares for years ending December 31, 2005 through 2003 is: 2004, $0.42 to $0.40; 2005 and 2003, none exercised. The weighted average fair value of options granted during the years ending December 31, 2005 through 2003 is: 2005, $0.78; 2004, $0.80; 2003, $0.40.

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. Accordingly, no compensation expense has been recognized for the stock option plan. Had compensation expense for the Company's stock option plan been determined, based on the fair value at the grant date for awards, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:
	2005	2004	2003
Net earnings as reported	$113,063	$174,820	$123,006
Net earnings (loss) pro forma	(23,486)	18,434	71,641
Earnings per share– as reported	0.02	0.03	0.02
Earnings per share– pro forma	(0.01)	0.01	0.01

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2005; dividend yield equaled 1.25 percent; expected volatility of 63%; risk-free interest rate of 3.65%; and expected lives of three years.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

8. Employee Profit Sharing Bonus Program

The Company makes contributions to the Employees Profit Sharing Bonus Program (a non-qualified plan) based upon ten percent of the first $100,000 of pre-tax net income plus eight percent on pre-tax net income in excess of $100,000. The Company has accrued contributions for the years 2005, 2004, and 2003, of $17,370, $24,794, and $17,371, respectively.

9. Earnings Per Share

The following table reconciles the income and average share amounts used to compute both basic and diluted earnings per share:
	2005	2004	2003
Net income (loss)	$ 113,063	$ 174,820	$ 213,006
Basic earnings per share:
Weighted average shares outstanding	5,148,667	5,104,678	5,098,667
Diluted earnings per share:
Weighted average shares outstanding	5,148,667	5,104,678	5,098,667
Incremental shares from assumed conversion of stock options	75,137	167,933	37,199
Weighted average shares outstanding	5,223,804	5,272,611	5,135,866

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

10. Leases

The Company leases its facilities from a port authority, under beneficial terms, for $3,263 monthly for three years, expiring in September 2008, with annual increases based upon the Consumer Price Index. The lease expense for the years ended December 31, 2005, 2004, and 2003 was $34,446, $31,200 and $30,742, respectively.

Future minimum lease payments required under the above operating lease for the years ending December 31, follows:
2006	$ 39,672
2007	41,733
2008	32,459
$113,864

11. Related Party Transactions

For the years ended December 31, 2005, 2004, and 2003; services in the amount of $146,421, $164,279, and $125,097, respectively, were contracted with a manufacturing process company, Manufacturing Services, Inc., of which the owner/president is a member of the Board of Directors of Electronic Systems Technology, Inc. Accounts payable includes $5,629 of payables to Manufacturing Services, Inc., at December 31, 2005.

12. Commitments and Contingencies

The Company purchases certain key components necessary for the production of its products from a limited number of suppliers. The components provided by the suppliers could be replaced or substituted by other products, if it became necessary to do so. It is possible that if this action became necessary, an interruption of production and/or material cost expenditures could take place.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

13. Segment Reporting

Segment information is prepared on the same basis that the Company's management reviews financial information for operational decision making purposes. Electronic Systems Technology, Inc., has two reportable segments, domestic and foreign, based on the geographic location of the customers. Both segments sell radio modem products (requiring an FCC license or license free Ethernet products), related accessories for radio modem products for industrial automation projects, and mobile data computer products. The foreign segment sells the Company's products and services outside the United States.

Domestic customers represent approximately eighty-one percent of total net revenues. Foreign customers represent approximately nineteen percent of total net revenues. No individual customer comprised more than ten percent of sales revenue. Revenues from foreign countries, consist primarily of revenues from Canada and South American countries including Mexico.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies, Note 1. Management evaluates performance based on net revenues and operating expenses. Administrative functions such as finance and information systems are centralized. However, where applicable, portions of the administrative function expenses are allocated between the operating segments. The operating segments share the same manufacturing and distributing facilities. Costs of operating the manufacturing plant, equipment, inventory, and accounts receivable are allocated directly to each segment.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

13. Segment Reporting - (Continued)

Summary financial information for the two reportable segments is as follows:

	Domestic	Foreign	Unallocated Corporate	Total
2005
Total net revenues	$2,001,143	$459,363	$ -	$2,460,506
Earnings/loss before tax	225,967	169,632	(220,842)	174,757
Depreciation/amortization	71,023	-	2,859	73,882
Identifiable assets	394,196	3,930	2,596,455	2,994,581
Net capital expenditures	18,067	-	-	18,067

2004
Total net revenues	$1,932,642	$507,491	$ -	$2,440,133
Earnings/loss before tax	261,378	220,238	(221,490)	260,126
Depreciation/amortization	67,247	-	2,380	69,627
Identifiable assets	471,674	27,144	2,226,398	2,725,216
Net capital expenditures	88,628	-	7,527	96,155

2003
Total net revenues	$1,890,472	$353,575	$ -	$2,244,047
Earnings/loss before tax	312,889	99,444	(238,432)	173,901
Depreciation/amortization	51,557	-	2,054	53,611
Identifiable assets	488,625	12,266	2,321,798	2,822,689
Net capital expenditures	109,463	-	4,480	113,943

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

SUPPLEMENTAL SCHEDULES

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

SUPPLEMENTAL SCHEDULES OF OPERATING EXPENSES

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

	2005	2004	2003
Advertising	$ 12,679	$ 17,160	$ 18,306
Amortization	2,851	4,257	4,404
Bad debt	5,116	-	3,047
Commissions - sales	5,291	6,706	22,147
Dues and subscriptions	3,329	3,583	2,853
Depreciation	71,031	65,370	49,207
Insurance	14,764	14,263	13,207
Materials and supplies	25,789	31,920	17,639
Office and administration	13,127	13,001	11,623
Printing	8,898	6,839	6,841
Professional services	100,785	96,039	67,112
Rent and utilities	44,072	39,170	37,558
Repair and maintenance	16,435	24,774	15,912
Salaries	835,178	810,901	783,991
Taxes	194,849	175,830	149,351
Telephone	15,161	12,845	12,011
Trade shows	41,071	40,075	40,851
Travel expenses	119,278	91,879	83,498
	1,529,704	1,454,612	1,339,558
Expenses allocated to cost of sales	(389,530)	(365,216)	(332,884)
	$1,140,174	$1,089,396	$1,006,674

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

SUPPLEMENTAL SCHEDULES OF SELECTED FINANCIAL DATA

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, 2003, 2002 AND 2001

	2005	2004	2003	2002	2001

Sales - net	$2,417,700	$2,416,625	$2,209,841	$2,050,221	$1,454,215
Gross profit	1,112,683	1,083,848	1,051,397	1,076,593	633,175
Income before provision for income taxes	174,757	260,126	173,901	327,617	6,072
Provision for income taxes	61,694	85,306	50,895	114,041	16,368
Net income (loss)	113,063	174,820	123,006	213,576	(10,296)
Other comprehensive loss, net of tax	(5,905)	(6,350)	(5,465)	(4,182)	-
Comprehensive income (loss)	107,158	168,470	117,541	209,394	(10,296)
Net income per share - basic	0.02	0.03	0.02	0.04	-
Weighted average number of shares outstanding	5,148,667	5,104,678	5,098,667	5,098,667	5,095,798
Total assets	2,994,581	2,983,296	2,822,689	2,742,170	2,401,672
Stockholders’ equity	2,759,144	2,698,761	2,560,778	2,519,544	2,310,150
Stockholders’ equity per share	0.54	0.53	0.50	0.49	0.45
Working capital	2,588,752	2,498,881	2,355,418	2,351,155	2,127,471
Current ratio	15.7:1	13.0:1	12.6:1	13.2:1	24.2:1
Equity to total assets	92%	90%	91%	92%	96%

MOE O'SHAUGHNESSY & ASSOCIATES, P.S
Certified Public Accountants

CONSENT OF REGISTERED PUBLIC ACCOUNTANTS

Electronic Systems Technology, Inc.
Board of Directors
Kennewick, Washington

We hereby consent to the use of our opinion, dated February 10, 2006, on the financial statements of Electronic Systems Technology, Inc., for the years ended December 31, 2005 and 2004 in the Form 10-KSB.

MOE O'SHAUGHNESSY & ASSOCIATES, P.S.

/s/ JENNY E. ANDERSON

Jenny E. Anderson,
Certified Public Accountant

Spokane, Washington
February 28, 2006

427 W. Sinto Avenue, Ste 200, Spokane, Washington 99201
Phone (509) 325-4900 Fax (509) 325-9345 E-mail moaps@qwest.net

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

CODE OF ETHICS

INTRODUCTION

This Code of Ethics applies to the employees, officers and directors of Electronic Systems Technology Inc. It covers a variety of business practices, procedures and situations. It does not address every situation that may arise, but provides basic principles as a guide. It is intended to promote honest and ethical conduct at all levels of Electronic Systems Technology Inc. Our employees, officers and directors must conduct themselves accordingly and seek to avoid even the appearance of improper behavior.

If a policy in this Code conflicts with a law, you must comply with the law. If a local custom or policy conflicts with this Code, you must comply with the Code. Any variance between local customs or policies and this Code should be brought to the attention of management or the directors. If you have any questions about conflicts, you should ask your supervisor for guidance on how to handle the situation.

Those who violate the standards in this Code will be subject to disciplinary action. If you are in a situation that you believe may violate or lead to a violation of this Code, follow the guidelines listed in "Reporting Illegal, Unethical Behavior and Violations of this Code", which follow later in this Code.

COMPLIANCE WITH LAWS AND REGULATIONS

Obeying the law is the foundation of Electronic Systems Technology’s ethical standard. All employees must obey the laws of the jurisdictions in which we operate. Employees are not expected to know all the details of these laws but it is vital to know enough to determine when to seek advice from supervisors or managers.

We apply standards of full, fair, accurate, timely, and understandable disclosure in reports and documents that are filed or submitted to the Securities and Exchange Commission, and in other public communications as well.

Our advertising, sales, and promotional literature seeks to be truthful, accurate, and free from false claims.

HEALTH AND SAFETY

Electronic Systems Technology strives to provide employees with a safe and healthy workplace. Every employee is responsible for maintaining a safe and healthy workplace by following safety and health rules and practices.

Violence and threatening behavior are not permitted. Employees are expected to report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol.

DISCRIMINATION AND HARASSMENT

Diversity among the employees of Electronic Systems Technology’s a valuable asset. We are committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind.

FAIRNESS AND HONESTY IN DEALINGS WITH ELECTRONIC SYSTEMS TECHNOLOGY INC.

CONFLICTS OF INTEREST

Conflicts of interest exist when an employee’s, officer’s or director’s personal interest interferes with the interests of Electronic Systems Technology. A conflict situation can arise when an employee, officer or director actions or interests may make it difficult to perform his or her Electronic Systems Technology work effectively and objectively. Conflicts of interest may arise when an employee, officer or director, or family member receives improper personal benefits as a result of their position in Electronic Systems Technology. Loans to or guarantees of obligations of, employees or family members may create conflicts of interest.

It is almost certainly a conflict of interest for an Electronic Systems Technology employee to work simultaneously for a customer, competitor or supplier. Working for a competitor as a consultant or board member is prohibited. It is best to avoid any direct or indirect business connection with our customers, supplier or competitors, except on behalf of Electronic Systems Technology.

Conflicts of interest are prohibited as a matter of Electronic Systems Technology policy, except under guidelines approved by the Board of Directors. Occurrences of conflicts of interest may not always be clear-cut. If you have a question, you should consult with senior management or, if you are a director or member of senior management, Electronic Systems Technology’s outside legal counsel, Velikanje, Moore & Shore, P.S. An employee, officer or director who becomes aware of a potential conflict of interest should bring it to the attention of a supervisor or manager or consult "Reporting Illegal, Unethical Behavior and Violations of this Code", which follows later in this Code.

PROTECTION AND PROPER USE ELECTRONIC SYSTEMS TECHNOLOGY ASSETS

Employees are to endeavor to protect Electronic Systems Technology’s assets and ensure the efficient use of those assets. Theft, carelessness and waste directly effect Electronic Systems Technology’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Electronic Systems Technology equipment should not be used for non-Electronic Systems Technology business, though incidental personal use may be permitted.

Employees have an obligation to protect Electronic Systems Technology’s assets, which extends to its proprietary information. Proprietary information includes intellectual property, customer information, trade secrets, patents, trademarks, copyrights, business and marketing plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data. Unauthorized use or distribution of this type of information violates Electronic Systems Technology policy, and could also be illegal and result in civil or criminal penalties.

Electronic Systems Technology complies with U.S. law that prohibits participation in international boycotts that are not sanctioned by the U.S. government.

In order to protect U.S. national security, the United States government restricts the export of certain technology and products, including certain computer software and technical goods and data. Electronic Systems Technology observes restrictions applicable to our business placed on the export and re-export of a U.S. product or component of a product, good, service, or technical data.

CORPORATE OPPORTUNITIES

Employees, officers and directors are prohibited from personally exploiting opportunities that are discovered through the use of corporate property, information or position without the prior consent of the Board of Directors. No employee may use corporate property, information, or position for improper personal gain, and no employee may compete with Electronic Systems Technology directly or indirectly. Employees, officers and directors are obligated to advance Electronic Systems Technology’s legitimate interests when opportunity to do so arises.

FAIRNESS AND HONESTY IN DEALING WITH OTHERS

We seek to outperform our competition using competitive advantages found through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent is not tolerated. Each employee should respect the rights of and deal fairly with Electronic Systems Technology’s customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone by employing manipulation, concealment, abuse of privileged information, or misrepresentation of material facts.

To preserve Electronic Systems Technology’s valuable reputation, compliance with our quality and safety processes is vital.

Operations must be conducted in accordance with all applicable regulations. Compliance with all regulations and laws should be given priority over the opportunity to profit or gain competitive advantage. Business entertainment and gifts in a commercial setting serves the purpose to create good will and improve working relationships, not to gain unfair advantage with suppliers and customers.

No gift or entertainment should ever be offered, given or accepted by any Electronic Systems Technology employee or family member unless the gift or entertainment is: not a cash gift, consistent with customary business practice, not excessive in value, cannot be construed as a bribe or payoff and does not violate any laws or regulations. Please consult with your supervisor or manager any gift that you are not certain is appropriate.

United States law prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. Additionally, the United States government has laws and regulations regarding business gratuities that may be accepted by United States government personnel. The promise, offer or delivery to an official or employee of the U.S. Government of a gift, favor or other gratuity in violation of these rules would not only violate Electronic Systems Technology policy, but could also be a criminal offense. State and local governments may have similar regulations. Electronic Systems Technology’s senior management or legal counsel can provide guidance regarding this subject.

CONFIDENTIALITY

Employees must maintain the confidentiality of confidential information entrusted to them by Electronic Systems Technology, its suppliers and customers, except when senior management explicitly authorizes disclosure or as required by law. Confidential information includes all non-public information that might be of use to competitors, or harmful to Electronic Systems Technology or its customers, if disclosed as well as information that suppliers and customers have entrusted to us. Employees are bound by executed nondisclosure agreements, even after employment with Electronic Systems Technology has ceased.

FAIRNESS AND HONESTY IN DISCLOSURE TO THE PUBLIC

INSIDER TRADING

Employees, directors and officers with access to confidential information are not permitted to use or share that information for stock trading or any other purpose except the conduct of Electronic Systems Technology’s business. All non-public information about Electronic Systems Technology should be considered confidential information. The use of non-public information for personal financial benefit or to inform others who might make investment decisions regarding Electronic Systems Technology stock on the basis of this information is not only unethical but also illegal and subject to civil and criminal penalties. If you have any questions concerning possible insider trading issues, please consult senior management or, if you are a director or member of senior management, Electronic Systems Technology’s outside securities counsel, Charles A. Cleveland P.S.

RECORD KEEPING

Honesty and accuracy is required in the recording and reporting of information for Electronic Systems Technology in order to make responsible business decisions. This applies to all facets of information pertaining to Electronic Systems Technology, including accurate number of hours worked by employees, business expense accounts and material cost information. If you need guidance regarding these issues, consult with your supervisor.

Electronic Systems Technology’s records, accounts, financial information and resulting financial statements must be maintained in reasonable detail, must appropriately reflect Electronic Systems Technology’s transactions and financial condition and must conform to both applicable legal requirements and Electronic Systems Technology’s internal controls.

Business records and communications often become public. Exaggeration, guesswork, derogatory remarks, and other items that can be misunderstood should be avoided. This applies to all methods of communication, including e-mail, memos, and reports. Records should be retained or destroyed in accordance with Electronic Systems Technology’s record maintenance policies. In the event of litigation or governmental investigation, consult senior management or, if you are a director or member of senior management, Electronic Systems Technology’s outside legal counsel, Velikanje, Moore & Shore P.S.

CHIEF EXECUTIVE AND FINANCIAL OFFICERS

The Electronic Systems Technology Code of Ethics is designed to promote and ensure full, fair, accurate, timely and understandable disclosure in Electronic Systems Technology’s Securities and Exchange Commission filings and other public communications. Electronic Systems Technology’s Chief Executive and Financial Officers hold vital and critical roles in corporate governance. They have both the responsibility and authority to protect, balance, and preserve the interests of Electronic Systems Technology’s shareholders, customers, employees and suppliers. The Chief Executive and Financial Officers fulfill this responsibility by establishing and enforcing the policies and procedures employed in Electronic Systems Technology’s financial organization and by demonstrating the following:

  Exhibiting and promoting the highest standards of honest and ethical conduct through the establishment and operation of policies that:

Encourage professionalism and integrity in all aspects of the financial organization, by eliminating barriers to responsible behavior, such as coercion, fear of reprisal or alienation, from both the financial and complete organization.

Prevent and eliminate conflicts between the best interest of the enterprise and the personal interest and material personal gain for members of the financial organization, including the Chief Executive and Financial Officers

Provide a mechanism for finance organization members to inform senior management of deviations from policies and procedures governing honest and ethical behavior.
  The Chief Executive and Financial Officers will establish, manage and maintain the organizations transaction and reporting procedures and systems to ensure that:

Transactions are properly authorized and completely, accurately and timely recorded on Electronic Systems Technology’s books and records in accordance with Generally Accepted Accounting Principles (GAAP) and established Electronic Systems Technology financial organization policy.

Retention or disposal of Electronic Systems Technology records is in accordance with applicable legal requirements.

Periodic financial communication and reports are delivered with a high degree of clarity of content and meaning so that readers and users can determine their significance and consequence.

PROCEDURES FOR COMPLIANCE WITH THE CODE OF ETHICS

All of us must work to ensure prompt and consistent action against violations of the Code of Ethics. In some situations, determining right from wrong can be difficult. Since every situation that will arise cannot be anticipated, it is vital that we have a way to approach a new question or problem. Steps to keep in mind when confronted with such as situation:

In order to reach the right solution, be as fully informed as possible. Make sure you have all the facts.

We should ask ourselves: What am I being asked to do? Does it seem unethical or improper? This will allow you to focus on specific questions you are faced with and what alternatives you have. Use judgement and common sense. If something seems unethical or improper, it usually is.

Determine your responsibility. In the majority of situations, responsibility is shared. Inform your colleagues, as it may be helpful involve others and discuss the problem.

Consult with your supervisor about the problem. This is the basic guidance for all situations. In most cases, your supervisor will be more knowledgeable about the situation and is valuable in the decision-making process. Remember your supervisor is responsible to assist in problem solving.

Seek assistance from Electronic Systems Technology resources. In the unusual instance when it may not be appropriate to discuss an issue with your supervisor, or if you are not comfortable approaching your supervisor with an issue, discuss it with senior management, if you are a director or member of senior management, Electronic Systems Technology’s legal counsel, Velikanje, Moore & Shore P.S. If you prefer to write, address your concerns to: Chief Executive Officer, Electronic Systems Technology Inc, 415 N. Quay St. Suite 4, Kennewick WA 99336.

Always ask first, act later: If you are uncertain of what to do in any situation, seek guidance before you act.

You may report ethical violations in confidence, without fear of retaliation. If your situation requires your identity be kept secret, your anonymity will be protected. Retaliation of any kind against employees making good faith reports of ethical violations is not permitted.

REPORTING ILLEGAL, UNETHICAL BEHAVIOR AND VIOLATIONS OF THIS CODE

Employees are encouraged to consult with supervisors and managers about any observed illegal or unethical behavior and any violations of this Code of Ethics. When in doubt about the best course of action in a particular situation, employees are encouraged to consult with their supervisor or manager. Retaliation for reports of misconduct made in good faith is not permitted. Employees are obligated to fully cooperate in investigations of misconduct.

WAIVERS OF THE CODE OF ETHICS

Any waiver of this Code for executive officers, directors or employees of Electronic Systems Technology, may be made only by the Board of Directors, or the Audit Committee of the Board of Directors. Any such waiver will be promptly disclosed as necessary and as may be required by law or stock exchange regulation.

CORPORATE DIRECTORY

DIRECTORS

Tommy L. Kirchner
President
Chief Executive Officer
Electronic Systems Technology Inc.

Robert Southworth
Patent Attorney (Retired)
U.S. Department of Energy

Melvin H. Brown
President/Chief Executive Officer
Manufacturing Services, Inc.

Jon Correio
Vice President, Finance & Administration
Electronic Systems Technology, Inc.

John L. Schooley
Former President of Remtron, Inc.

EXECUTIVE OFFICERS

T. L. Kirchner
President/Chief Executive Officer

Jon Correio
Secretary/Treasurer

CORPORATE HEADQUARTERS

Electronic Systems Technology, Inc.
415 N. Quay Street, Bldg B1
Kennewick, Washington 99336
(509) 735-9092
(509) 783-5475 (Facsimile)

INDEPENDENT AUDITORS

Moe O’Shaughnessy & Associates, P.S.
427 W Sinto Ave., Ste. 200
Spokane, Washington 99201

TRANSFER AGENT

Computershare Investor Services
350 Indiana Street, Suite 800
Golden CO 80401
(303) 262-0600

The Transfer Agent should be contacted for questions regarding changes in address, name, or ownership, lost certificates, and consolidation of account. When corresponding with the Transfer Agent, shareholders should state the exact name(s) in which the stock is registered and certificate number of the certificate(s).

FORM 10-KSB

A copy of the Company’s Form 10-KSB, as filed with the Securities and Exchange Commission, is available upon request.

CORPORATE AND INVESTOR INFORMATION

Please direct inquiries to:
Investor Relations Department
Electronic Systems Technology, Inc.
415 N. Quay Street, Bldg B1
Kennewick, Washington 99336

ANNUAL MEETING

The annual meeting of stockholders of Electronic Systems Technology, Inc. will be held at 3:00 p.m. on June 2, 2006, at:

Red Lion Hotel
1101 N. Columbia Center Blvd.
Kennewick, Washington 99336

All stockholders are encouraged to attend.